Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERING CONSULTANTS

We refer to our report entitled "Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor" dated March 21, 2011 evaluating the reserves attributable to Sonde Resources Corp. (the "Company") as of December 31, 2010 (the "Report").

We hereby give our consent to the use of our name, references to and excerpts from the Report in or incorporated by reference into the Company’s Registration Statement on Form S-8 to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1933, as amended (the “Registration Statement”). We also confirm that we have read the Registration Statement, including the Annual Information Form included in the Annual Report on Form 40-F, which is incorporated by reference therein, and that we have no reason to believe that there are any misrepresentations in the information contained in it that are derived from the Report or that are within our knowledge as a result of the services we performed in connection with the Report.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

/s/ John H. Stilling
John H. Stilling, P. Eng.
Vice-President

Calgary, Alberta
August 11, 2011